                                                                     EXHIBIT 3.1

                             AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                       OF
                              VIEWSTAR CORPORATION



Kamran Kheirolomoom and Robert Pender certify that:

     1. They are the duly elected and acting President and Chief Financial Officer, respectively, of Viewstar Corporation, a California corporation (the "Corporation").

     2. The Articles of Incorporation of the Corporation are hereby amended and restated to read in their entirety as set forth on Exhibit A attached
                                                       ---------
hereto.

     3. The attached Amended and Restated Articles of Incorporation have been duly approved by the Board of Directors of the Corporation.

     4. The attached Amended and Restated Articles of Incorporation have been duly approved by the required vote of the outstanding shares of Common Stock entitled to vote in accordance with the Articles of Incorporation of this Corporation and Sections 902 and 903 of the California Corporations Code. The total number of outstanding shares entitled to vote with respect to the attached amendment and restatement was 13,642,909 shares of Common Stock and 4,674,998 shares of Preferred Stock. There are no shares of Series A, Series B, Series C, Series D or Series E Preferred Stock outstanding. The number of shares of Common Stock and Preferred Stock voting in favor of the amendment equaled or exceeded the vote required. The vote required was a majority of the outstanding shares of Common Stock and a majority of the oustanding shares of Preferred Stock, each voting separately as a class.

     The undersigned further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of their own knowledge.

     Executed at Alameda, California on June 18, 1996.


                                    /s/  Kamran Kheirolomoom
                                    ------------------------------------------
                                    Kamran Kheirolomoom, President


                                    /s/  Robert Pender
                                    ------------------------------------------
                                    Robert Pender, Chief Financial Officer

                                  EXHIBIT A

                             AMENDED AND RESTATED

                           ARTICLES OF INCORPORATION

                                      OF

                             VIEWSTAR CORPORATION



                                   ARTICLE I

     The name of the corporation is Viewstar Corporation.


                                  ARTICLE II

     The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.


                                  ARTICLE III

     A. The corporation is authorized to issue two classes of shares to be designated respectively Preferred Stock ("Preferred Stock") and Common Stock ("Common Stock"). The total number of shares of capital stock that the corporation is authorized to issue is forty-five million nine hundred fifty thousand (45,950,000). The total number of shares of Preferred Stock the corporation shall have authority to issue is five million nine hundred fifty thousand (5,950,000). The total number of shares of Common Stock the corporation shall have authority to issue is forty million (40,000,000). Both the Preferred Stock and the Common Stock shall have a par value of $.01 per share.

     B. Five million nine hundred fifty thousand (5,950,000) shares of the Preferred Stock are designated "Series A Preferred Stock." The remaining shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the corporation (the "Board of Directors") is expressly authorized to provide for the issue of all or any of the remaining shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares (a "Preferred Stock Designation") and as may be permitted by the General Corporation

Law of California. The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series other than the Series A Preferred Stock subsequent to the issue of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

     C. The powers, preferences, rights, restrictions, and other matters relating to the Series A Preferred Stock are as follows:

     1.     Dividends.
            ---------

     (a) The holders of the Series A Preferred Stock shall be entitled to receive dividends at the rate of $0.07 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) per annum, respectively, payable out of funds legally available therefor. Such dividends shall be payable only when, as, and if declared by the Board of Directors and shall be noncumulative.

     (b) No dividends (other than those payable solely in the Common Stock of the corporation) shall be paid on any Common Stock of the corporation during any fiscal year of the corporation until dividends in the total amount of $0.07 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) on the Series A Preferred Stock, shall have been paid or declared and set apart during that fiscal year and no dividends shall be paid on any share of Common Stock unless a dividend (including the amount of any dividends paid pursuant to the above provisions of this Section 1) is paid with respect to all outstanding shares of Series A Preferred Stock in an amount for each such share of Series A Preferred Stock equal to or greater than the aggregate amount of such dividends for all shares of Common Stock into which each such share of Series A Preferred Stock could then be converted.

     (c) In the event of a conversion of the Series A Preferred Stock pursuant to Section 3, any accrued and unpaid dividends shall be paid at the election of the holder in cash or Common Stock at its then fair market value, as determined by the Board of Directors.

     2. Liquidation Preference.
        ----------------------

     (a) In the event of any liquidation, dissolution or winding up of the corporation, either voluntary or involuntary, the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the corporation to the holders of Common Stock or other junior equity security by reason of their ownership thereof, an amount per share equal to the sum of (i) $0.70 for each outstanding share of Series A Preferred Stock (the "Original Series A Issue Price") (as adjusted for any stock dividends, combinations or splits with respect to such shares), and (ii) an amount equal to all declared but unpaid dividends on each such share. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the product of the liquidation preference of each such share and the number of such shares owned by each such holder.

     (b) After the distribution described in subsection (a) above has been paid, the remaining assets of the corporation available for distribution to shareholders shall be distributed, among the holders of Series A Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each (assuming conversion of all such Series A Preferred Stock); provided, however, that at such time as the liquidation assets distributed to the holders of Series A Preferred Stock shall equal $1.05 per share (which amounts includes the liquidation preference described in Section 2(a) (the "Series F Liquidation Preference"), any remaining liquidation assets shall be distributed pro rata solely to the holders of the Common Stock.

     (c) For purposes of this Section 2, (i) any acquisition of the corporation by means of merger or other form of corporate reorganization in which the shareholders of the corporation do not own a majority of the outstanding Shares of the surviving corporation or (ii) a sale of all or substantially all of the assets of the corporation shall be treated as a liquidation, dissolution or winding up of the corporation and shall entitle the holders of Series A Preferred Stock and Common Stock to receive at the closing cash, securities or other property as specified in Sections 2(a) and 2(b) above.

     (d) Any securities to be delivered to the holders of Series A Preferred Stock and Common Stock pursuant to Section 2(c) above shall be valued as follows:

            (i) Securities not subject to investment letter or other similar restrictions on free marketability:

                    (A) If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty (30) day period ending three (3) days prior to the closing;

                    (B) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid and asked prices over the thirty (30) day period ending three (3) days prior to the closing; and

                    (C) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the corporation and the holders of not less than a majority of the then outstanding shares of Series A Preferred Stock.

            (ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in clauses
     (i)(A), (B) or (C) to reflect the approximate fair market value thereof, as mutually determined by the corporation and the holders of a majority of the then outstanding shares of Series A Preferred Stock.


     (e) The corporation shall give each holder of record of Series A Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the stockholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place earlier than twenty (20) days after the corporation has given the first notice provided for herein or earlier than ten days after the corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of a majority of the shares of Series A Preferred Stock then outstanding.

     (f) The provisions of this Section 2 are in addition to the protective provisions of Section 5 hereof.

     3. Conversion.  The holders of Series A Preferred Stock shall have
        ----------
conversion rights as follows (the "Conversion Rights"):

     (a)    Right To Convert.  Subject to subsection (d), each share of Series A
            ----------------
Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series A Issue Price by the Conversion Price in effect at the time that the certificate is surrendered for conversion for the Series A Preferred Stock (the "Conversion Price"). The initial Conversion Price per share for shares of Series A Preferred Stock shall be the Original Series A Issue Price, subject to adjustment as set forth in subsection (d).

     (b)    Automatic Conversion.  Each share of Series A Preferred Stock shall
            --------------------
automatically be converted into shares of Common Stock at the Conversion Price then in effect for the Series A Preferred Stock upon the earlier of (i) the date specified by vote or written consent or agreement of holders of seventy-five percent (75%) of the outstanding shares of Series A Preferred Stock, or (ii) immediately upon the closing of the sale of the corporation's Common Stock in a firm commitment, underwritten public offering registered under the Securities Act of 1933, as amended (the "Securities Act"), other than a registration relating solely to a transaction under Rule 145 under such Act or to an employee benefit plan of the corporation, the aggregate proceeds to the corporation and/or any selling shareholders (before deduction for underwriters' discounts and expenses) of which exceed $10,000,000.

     (c)    Mechanics of Conversion.
            -----------------------

     (i) Before any holder of Series A Preferred Stock shall be entitled voluntarily to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or of any transfer agent for such stock, and shall give written notice to the corporation at such office that he elects to convert the same and shall state therein the number of shares to be converted and the name or names in which he wishes the certificate or certificates for shares of Common Stock to be issued. The corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

     (ii) If the conversion is in connection with an underwritten offering of securities pursuant to the Securities Act, the conversion may, at the option of any holder tendering shares of Series A Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Series A Preferred Stock shall not be deemed to have converted such Series A Preferred Stock until immediately prior to the closing of such sale of securities.

     (d)    Adjustments to Series A Conversion Price.
            ----------------------------------------

     (i)    Special Definitions.  For purposes of this Section 3(d), the
            -------------------
following definitions apply:

            (A) "Options" shall mean rights, options, or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities (defined below).

            (B) "Original Issue Date" shall mean the date on which a share of Series A Preferred Stock was first issued.

            (C) "Convertible Securities" shall mean any evidences of indebtedness, shares (other than Common Stock and Series A Preferred Stock) or other securities convertible into or exchangeable for Common Stock.

            (D) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued (or, pursuant to Section 3(d)(iii), deemed to be issued) by the corporation after the Original Issue Date, other than shares of Common Stock issued or issuable:

                 (1)  Upon conversion of shares of Series A Preferred Stock;

                 (2) To employees, directors, consultants or advisors under stock option, stock bonus or stock purchase plans or agreements or similar plans or agreements approved by the Board of Directors or an authorized committee thereof; provided, however, that this Section 3(d)(i)(D)(2) shall only apply to 1,060,500 shares (as adjusted for any stock dividends, combinations or splits and net of any repurchases of shares or cancellations or expirations of options) issued (or deemed to be issued) to such employees, directors, consultants or advisors;

                 (3)  As a dividend or distribution on Series A Preferred Stock;
          or

                 (4) For which adjustment of the Series A Conversion Price is made pursuant to Section 3(e).

     (ii) No Adjustment of Conversion Price.  Any provision herein to the
          ---------------------------------
contrary notwithstanding, no adjustment in the Conversion Price shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share (determined pursuant to Section 3(d)(v) hereof) for an Additional Share of Common Stock issued or deemed to be issued by the corporation is less than the Conversion Price in effect on the date of, and immediately prior to, such issue.

     (iii) Deemed Issue of Additional Shares of Common Stock.  In the event the
           -------------------------------------------------
corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

            (A) No further adjustments in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

            (B) If such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the corporation, or decrease or increase in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities (provided, however, that no such adjustment of the Conversion Price shall affect Common Stock previously issued upon conversion of the Preferred Stock);

            (C) Upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                 (1) In the case of Convertible Securities or Options for Common Stock the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the corporation upon such exercise, or for the issue of all such Convertible Securities, plus the additional consideration, if any, actually received by the corporation upon such conversion or exchange and

                 (2) In the case of Options for Convertible Securities only the Additional Shares of Common Stock, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the corporation (determined pursuant to Section 3(d)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

          (D) No readjustment pursuant to clause (B) or (C) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (a) the Conversion Price on the original adjustment date, or
     (b) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

          (E) In the case of any Options which expire by their terms not more than thirty (30) days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause (C) above.

          (F) If any such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and shall instead be made on the actual date of issuance, if any.

     (iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of
          --------------------------------------------------------------------
Common Stock.  In the event the corporation, at any time after the Original
- ------------
Issue Date shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 3(d)(iii)) without consideration or for a consideration per share less than the Conversion Price in effect on the date of and immediately prior to such issue, then the Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Series A Preferred Stock outstanding immediately prior to such issue plus the number of shares of Series A Preferred Stock which the aggregate consideration received by the corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price in effect immediately prior to such issuance, and the denominator of which shall be the number of shares of Series A Preferred Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued.

     (v) Determination of Consideration.  For purposes of this Section 3(d),
         ------------------------------
the consideration received by the corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

            (A)  Cash and Property.  Such consideration shall:
                 -----------------

                    (1) Insofar as it consists of cash, be computed at the aggregate amount of cash received by the corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                    (2) Insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                    (3) In the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board of Directors.

            (B)     Options and Convertible Securities. The consideration per
                    ----------------------------------
     share received by the corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 3(d)(iii), relating to Options and Convertible Securities shall be determined by dividing:

                 (1) The total amount, if any, received or receivable by the corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

                 (2) The maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against the dilution) issuable upon the exercise of such Options or conversion or exchange of such Convertible Securities.

     (e)  Adjustments to Conversion Prices for Stock Dividends and for
          ------------------------------------------------------------
Combinations or Subdivisions of Common Stock.  In the event that the corporation
- --------------------------------------------
at any time or from time to time after the Original Issue Date shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Conversion Price in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that the corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

     (f)  Adjustments for Reclassification and Reorganization.  If the Common
          ---------------------------------------------------
Stock issuable upon conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section 3(e) above or a merger or other reorganization referred to in Section 2(c) above), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Series A Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series A Preferred Stock immediately before that change.

     (g)    No Impairment. The corporation will not, by amendment of its
            -------------
Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, but will at all times in good faith assist in the carrying out of all the provisions of this
Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.

     (h)    Certificates as to Adjustments.  Upon the occurrence of each
            ------------------------------
adjustment or readjustment of any Conversion Price pursuant to this Section 3, the corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate executed by the corporation's President or Chief Financial Officer setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series A Preferred Stock.

     (i)    Notices of Record Date.  In the event that the corporation shall
            ----------------------
propose at any time: (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus; (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or (iv) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; then, in connection with each such event, the corporation shall send to the holders of Series A Preferred Stock:

            (A) At least twenty (20) days' prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (iii) and (iv) above; and

            (B) In the case of the matters referred to in (iii) and (iv) above, at least twenty (20) days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

     (j)    Issue Taxes.  The corporation shall pay any and all issue and other
            -----------
taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of

Series A Preferred Stock pursuant hereto; provided, however, that the corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

     (k)    Reservation of Stock Issuable Upon Conversion. The corporation shall
            ---------------------------------------------
at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to this Certificate.

     (l)    Fractional Shares.  No fractional share shall be issued upon the
            -----------------
conversion of any share or shares of Series A Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors).

     (m)    Notices.  Any notice required by this Section 3 to be given to the
            -------
holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address on the books of the corporation.

     4. Voting Rights.
        -------------

     (a) The holder of each share of Series A Preferred Stock shall have the right to one vote for each share of Common Stock into which such share of Series A Preferred Stock could be converted on the record date for the vote or written consent of shareholders. In all cases any fractional share, determined on an aggregate conversion basis, shall be rounded to the nearest whole share. With respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock (except as otherwise provided herein or as required by law, voting together with the Common Stock as a single class), and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders' meeting in accordance with the bylaws of the corporation. Each holder of Common Stock shall be entitled to one (1) vote for each share of Common Stock held.

     (b)    Designation of Directors.
            ------------------------

     (i) The holders of the Series A Preferred Stock shall be entitled, as a group voting as a separate class (the "Preferred Class"), to elect one (1) member of the Board of Directors of the corporation. All members of the Board of Directors not required to be elected by the holders of the Series A Preferred Stock shall be elected by the holders of the Common Stock and Series A Preferred Stock (voting on an as-if-converted basis), voting together as a single class.

     (ii) The right of the holders of the Series A Preferred Stock to elect directors separately pursuant to this Section 4(b) shall terminate whenever the Common Stock issued upon the conversion of shares of the Series A Preferred Stock pursuant to Section 4 hereof constitutes a majority of the Common Stock issued and outstanding.

     (iii) In the case of any vacancy in the office of a director occurring among the directors elected by the Series A Preferred Stock or Common Stock pursuant to subparagraph (i) of paragraph (b) of Section 4 hereof, the remaining director or directors so elected by the Series A Preferred Stock or Common Stock, by affirmative vote of a majority of the remaining directors of that class, or the holders of a majority of the shares of that class, may elect a successor or successors to hold the office for the unexpired term of the director or directors whose place or places shall be vacant. Any director who shall have been elected by the Series A Preferred Stock or Common Stock or any director so elected as provided in the preceding sentence hereof, may be removed during the aforesaid term of office, whether with or without cause, only by the affirmative vote of the holders of a majority of the outstanding shares of the Series A Preferred Stock or Common Stock, as the case may be.

     5.     Restrictions and Limitations.
            ----------------------------

     (a) So long as any shares of Series A Preferred Stock remain outstanding, the corporation shall not, without the vote or written consent by the holders of a majority of the then outstanding shares of the Series A Preferred Stock:

     (i) Redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose) any share or shares of Preferred Stock otherwise than by conversion in accordance with Section 3 hereof;

     (ii) Redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any of the Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the corporation or any subsidiary pursuant to agreements under which the corporation has the option to repurchase such shares at cost or at cost plus interest upon the occurrence of certain events, such as the termination of employment;

     (iii) Authorize or issue, or obligate itself to issue, any other equity security (including any security convertible into or exercisable for any equity security) senior or equal to the Series

A Preferred Stock as to any rights, preferences or privileges, including without limitation, dividend rights, redemption rights and liquidation preferences;

     (iv)   Amend its Articles of Incorporation or Bylaws; or

     (v) Effect any sale, lease, assignment, transfer or other conveyance of all or substantially all of the assets of the corporation, or any consolidation or merger involving the corporation, or any reclassification or other change of any stock, or any recapitalization of the corporation.

     (b) So long as any shares of Series A Preferred Stock remain outstanding, the corporation shall not, without the vote on written consent by the holders of at least seventy five percent (75%) of the then outstanding shares of Series A Preferred Stock:

     (i)    Increase the number of authorized shares of Series A Preferred
Stock; or

     (ii) Take any action which materially or adversely alters or changes the rights, preferences or privileges of the Series A Preferred Stock.

     6. Status of Converted Stock.  In the event any shares of Series A
        -------------------------
Preferred Stock shall be converted pursuant to Section 3 hereof, the shares so converted shall be canceled and shall not be issuable by the corporation, and the Articles of Incorporation of the corporation shall be appropriately amended to effect the corresponding reduction in the corporation's authorized capital stock. Such amendment may be approved by the Board of Directors of the Corporation acting alone (pursuant to Section 203.5 (b) of the California Corporations Code).

                                  ARTICLE IV

     A. The liability of directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

     B. The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors, or otherwise, to the fullest extent permissible under California law.

     C.     Any amendment, repeal or modification of any provision of the
Article IV shall not adversely affect any right or protection of an agent of this corporation existing at the time of such amendment, repeal or modification.